Exhibit 10.11

HOMETRUST BANK

STOCK DEFERRED COMPENSATION PLAN

HOMETRUST BANK

STOCK DEFERRED COMPENSATION PLAN

EFFECTIVE             1, 2012

Purpose

The purpose of the Plan is to provide specified benefits to directors and a select group of employees who contribute materially to the continued growth, development and future business success of HomeTrust Bancshares, Inc., HomeTrust Bank, a federally chartered savings bank, and its Affiliates. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

Plan assets shall be invested and distributed in the form of Company Stock.

The Plan will accept plan-to-plan transfers from the 2005 HomeTrust Bank Deferred Compensation Plan (the “2005 Plan”) and the Pre-2005 HomeTrust Bank Deferred Compensation Plan (the “Pre-2005 Plan) (together the “Existing Plans”), for the purpose of investing and distributing Participant accounts under the Existing Plans in Company Stock. It is specifically intended that amounts transferred from the 2005 Plan be subject to Section 409A of the Code, and that amounts transferred from the Pre-2005 Plan not be subject to Section 409A of the Code. Consistent with the foregoing, since the intention of the Plan is solely to facilitate the investment of Existing Plan accounts in Company Stock, which is in effect a change in the investment measure of the transferred amounts, the transfer of amounts from the Pre-2005 Plan into this Plan shall not be considered a modification for purposes of Section 409A of the Code. The Plan shall be administered and interpreted accordingly.

Subject to the preceding paragraph, the provisions of the Plan will apply to all amounts transferred from the Existing Plans, unless otherwise provided herein.

ARTICLE I

Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Bank equal to (i) the sum of all of a Participant’s Annual Deferral Amounts, (ii) in the case of a Director Participant, the sum of all of the Employer Contributions, (iii) the Participant’s Existing Plan Transfers, (iv) amounts credited or debited thereon in accordance with the provisions of the Plan, less (v) all distributions made to the Participant or his Beneficiary pursuant to the Plan. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his designated Beneficiary, pursuant to the Plan.

“Administrative Committee” shall mean the Administrative Committee described in Article 10.

“Affiliates” shall mean any and all entities that are considered affiliated with the Bank within the meaning of Section 414(b) and (c) of the Code.

“Annual Bonus” shall mean any cash compensation, in addition to Base Annual Salary, relating to services performed for the Bank or any of its Affiliates payable to an Employee Participant as an Employee under any cash bonus and/or cash incentive plans or arrangements of the Bank or any of its Affiliates.

“Annual Deferral Amount” shall mean (i) in the case of an Employee Participant that portion of a Participant’s Base Annual Salary, Annual Bonus and Other Annual Cash Compensation that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year and (ii) in the case of a Director Participant that portion of a Participant’s Director Compensation that the Participant elects to have, and is deferred, in accordance with Article 3, for any Plan Year. In the event an Employee Participant is Disabled and experiences a Separation from Service prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event. Moreover, all Annual Deferred Amounts of a Participant under this Plan, the 2005 Plan and the Pre-2005 Plan, in the aggregate, shall not exceed such Participant’s Maximum Deferral Amount as set forth in his Plan Agreement.

“Bank” shall mean HomeTrust Bank, a federally chartered savings bank, and any successor in interest thereto.

“Base Annual Salary” shall mean the annual cash compensation relating to services performed by an Employee Participant for the Bank or any of its Affiliates during any Plan Year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such Plan Year, excluding bonuses, commissions, overtime, fringe benefits, payments under the Management Capital Growth Recognition Plan, the Executive Supplemental Retirement Income Plan and the Director Emeritus Plan, cash compensation payments in lieu of sick days or paid time-off days, relocation expenses, incentive payments, non-monetary awards, and other fees, automobile and other allowances paid to an Employee Participant for employment services rendered (whether or not such allowances are included in the Employee Participant’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred pursuant to the Plan.

“Beneficiary” shall mean one or more persons, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under the Plan upon the death of a Participant.

“Beneficiary Designation Form” shall mean the form established from time to time by the Administrative Committee that a Participant completes, signs and returns to the Bank or the Administrative Committee to designate one or more Beneficiaries.

“Board” shall mean the board of directors of the Bank.

“Change in Control” shall mean a change in ownership, change in effective control, or a change in ownership of a substantial portion of the assets of the Bank or its holding company as those terms are defined and interpreted under Section 409A of the Code. The initial public offering of the Company Stock shall not constitute a Change in Control.

“Claimant” shall have the meaning set forth in Section 12.1.

“Code” shall mean the Internal Revenue Code 1986, as it may be amended from time to time.

“Company” shall mean HomeTrust Bancshares, Inc., a Maryland corporation, and any successor to all or substantially all of the Company’s assets or business.

“Company Stock” shall mean the common stock of the Company.

“Death Benefit” shall mean the form of payment irrevocably selected by a Participant in his initial Plan Agreement for the distribution of his Account Balance or remaining Account Balance following his death.

“Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of Article 4 or Section 6.2 of the Plan. If the Bank determines in good faith that there is a reasonable likelihood that any amount to be paid to a Participant under Article 4 or Section 6.2 of the Plan for a taxable year of the Bank would not be deductible by the Bank solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution to the Participant pursuant to Article 4 or Section 6.2 of the Plan is deductible, the Bank may defer all or any portion of a distribution under Article 4 or Section 6.2 of the Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.5 below or the Trust, as applicable, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his Beneficiary (in the event of the Participant’s death) as soon as possible after the Bank reasonably anticipates that the deduction for the payment will not be limited by the Code Section 162(m) or the calendar year in which the Participant experiences a Separation from Service.

“Director Participant” shall mean any Participant who is director of the Bank but excluding Employee Participants.

“Director Compensation” shall mean board of director or committee compensation, or board of director retainer compensation.

“Disabled” shall mean where the Participant either is (a) unable to engage in substantial activity by reason of any physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank or an Affiliate, and, in either case, the permanence and degree of which is supported by medical evidence satisfactory to the Administrative Committee. Notwithstanding the foregoing, with respect to that portion of the Participant’s Account attributable to the Pre-2005 Plan, (x) “Disabled” shall mean a disability for which an Employee Participant qualifies for permanent disability benefits under the Bank’s long-term disability plan, or, if an Employee Participant does not participate in such a plan, a period of disability during which the Employee Participant would have qualified for permanent disability benefits under such a plan had the Employee Participant been a participant in such a plan, as determined in the sole discretion of the Administrative Committee, and (y) if the Bank does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Administrative Committee in its sole discretion.

“Disability Benefit” shall mean the benefit set forth in Section 6.2 or as otherwise provided in a Participant’s Plan Agreement.

“Election Form” shall mean the form established from time to time by the Administrative Committee that a Participant completes, signs and returns to the Bank or the Administrative Committee to make his irrevocable election of (a) the Annual Deferral Amount for a particular Plan Year under the Plan other than an Annual Bonus or portion thereto that is earned on a fiscal year basis after the expiration of such particular Plan Year or (b) the deferred portion of the Annual Bonus or portion thereof that is earned on a fiscal year basis after the expiration of a particular Plan Year.

“Employee” shall mean a person who is classified as a full-time employee of the Company, the Bank or any of its Affiliates.

“Employee Participant” shall mean any Participant who is an Employee.

“Employer Contribution” shall mean the contribution amount that the Company or the Bank determines to make, if any, for a Director Participant who was a director of the Bank on June 30, 2008, or on a subsequent date designated as the qualifying date for a Director Participant to be eligible for an Employer Contribution that will be paid in the future.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“Existing Plan Transfer” shall mean amounts transferred from an Existing Plan to this Plan. This definition shall be applied separately with respect to amounts transferred from the 2005 Plan and the Pre-2005 Plan, to the extent required to limit application of Section 409A of the Code to the 2005 Plan and to avoid application of Section 409A of the Code to the Pre-2005 Plan.

“Existing Plans” shall mean the 2005 Plan and the Pre-2005 Plan.

“Maximum Deferral Amount” is the maximum amount of compensation deferrals in the aggregate that may be made by a Participant under the Plan as set forth in his Plan Agreement.

“Minimum Annual Deferral Amount” shall be $3,000 for each Plan Year, but subject to a Participant’s Maximum Deferral Amount. Existing Plan Transfers shall not be taken into account for this purpose.

“Monthly Installment Method” shall mean a monthly installment payment over the number of months selected by the Participant in accordance with his Plan Agreement, calculated as follows: The Account Balance of the Participant shall be calculated as of the end of the last day of the month. The monthly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of monthly payments due the Participant. By way of example, if the Participant receives benefits under a 120-month Monthly Installment Method, the payment shall be 1/120 of the Account Balance, calculated as described in this definition. The following month, the payment shall be 1/119 of the Account Balance, calculated as described in this definition. Each monthly installment shall be paid on or as soon as practicable after the last day of the applicable month. For purposes of this definition, the Participant’s Account Balance and related monthly installment payments shall be determined by reference to the number of shares in the Participant’s Account Balance rather than the dollar value of the Account Balance. The Administrative Committee may, in its discretion, make some or all of a Participant’s monthly installment payments for a Plan Year at a different time during the Plan Year, to the extent permitted by Section 409A of the Code (i.e., generally within 30 days before the specified date, at any later time during the year in which the payment is due, or within 2 1/2 months after the end of the year in which the payment is due, provided in any case that the Participant may not specify the taxable year of payment). For example, the Administrative Committee may pay the first six months of a Participant’s Monthly Installment Payments during a Plan Year on July 1, and the next six months of his Monthly Installment Payments on December 31.

“Other Annual Cash Compensation” shall mean any other cash compensation to be received by a Participant from the Bank or any of its Affiliates during any Plan Year including cash payments to be received from the Management Capital Growth Recognition Plan, the Executive Supplemental Retirement Income Plan and the Director Emeritus Plan during any Plan Year.

“Participant” shall mean (a) each Employee participant in an Existing Plan who effects an Existing Plan Transfer to this Plan, (b) any other Employee selected by the Administrative Committee to participate in the Plan, and (c) each director of the Bank, provided such individual (i) timely signs a Plan Agreement, an Election Form and Beneficiary Designation Form and (ii) such signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Bank or the Administrative Committee, or (iii) is a participant in an Existing Plan who effects an Existing Plan Transfer to this Plan. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

“Plan” shall mean this Stock Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between the Bank and a Participant. Each Plan Agreement executed by a Participant and the Bank shall provide for the Participant’s Maximum Deferral Amount, the method and time of payment of the Participant’s Account Balance and in certain cases other terms and provisions; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Bank or the Administrative Committee shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement, provided that except as provided in Section 5.2, there shall be no change to provisions relating to the method and time for the distribution of benefits, which shall be irrevocable in the Participant’s initial Plan Agreement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide different rights to a Participant than those provided to other Participants under their Plan Agreements. Notwithstanding the foregoing, except as provided in Section 5.2, a Participant’s Plan Agreement relating to an Existing Plan Transfer shall control as to the time and form of benefit payments under both this Plan with respect to that Existing Plan Transfer, as well as the amounts remaining (if any) in the Existing Plan from which the transfer is made (to which the Plan Agreement relates). Any change to a Participant’s Plan Agreement (which shall be made in accordance with the terms of both this Plan and the Existing Plan from which the transfer is made) shall apply to amounts under both this Plan and the Existing Plan to which the Plan Agreement relates.

“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

“Pre-2005 Plan” shall mean the Pre-2005 Bank Deferred Compensation Plan, as fully restated and frozen as to contributions as of December 31, 2004.

“Section 409A of the Code” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or other guidance of general applicability issued thereunder.

“Service Year” shall mean the year in which the services are performed to which the deferred compensation relates, as determined under Section 409A of the Code. Unless otherwise provided herein or in a Plan Agreement, the Service Year shall be the Plan Year.

“Separation from Service” shall mean the Participant’s cessation of services with the Company, the Bank and its Affiliates in all compensatory capacities including as a director, employee or independent contractor, provided that such Separation from Service qualifies as such under Section 409A of the Code. With respect to that portion of a Participant’s Account that is attributable to the Pre-2005 Plan, “Separation from Service” shall mean (i) in the case of an Employee Participant the severing of employment with the Bank and its Affiliates, voluntarily or involuntarily, for any reason other than Disability or an authorized leave of absence and (ii) in the case of a Director Participant the cessation of his service as a member of the Board (or in the case of a Director Participant, a member of the Board of Directors of the Company, if applicable).

“Specified Employee” shall mean a key employee (as defined in Section 416(i) of the Code, without regard to paragraph 5 thereof) of the Company, the Bank or any of its Affiliates at a time when the stock of the Company, the Bank or any of its Affiliates is publicly traded. For purposes of determining whether the Employee Participant is a Specified Employee, the identification date shall be December 31. The determination of whether the Employee Participant is a Specified Employee shall be made by the Administrative Committee in accordance with Section 409A of the Code.

“2005 Plan” shall mean the 2005 Bank Deferred Compensation Plan.

“Trust” shall mean one or more trusts established pursuant to a trust agreement, between the Bank and the Trustee named therein to provide benefits hereunder, as amended from time to time.

“Unforeseeable Financial Emergency” shall mean an unforeseeable, severe financial condition resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse or a dependent of the Participant (within the meaning of Section 152(a) of the Code), (ii) a loss of the Participant’s property due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrative Committee. With respect to that portion of a Participant’s Account that is attributable to the Pre-2005 Plan, a distribution will be deemed to be on account of an Unforeseeable Financial Emergency if the distribution is on account of:

(a)	Unreimbursed medical expenses (as defined in Code Section 213(d)) and amounts necessary to obtain medical care for the Participant, the Participant’s spouse or any dependent;

(b)	the purchase of the Participant’s principal residence (but not ongoing mortgage payments);

(c)	tuition and related educational fees for the immediately forthcoming twelve (12) month period of post-secondary education for the Participant, his spouse or dependents; or

(d)	the need to prevent eviction from or foreclosure on the Participant’s principal residence.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1	Participation. Participation in the Plan shall be limited to (i) a select group of management and highly compensated Employees as determined by the Administrative Committee in its sole discretion from time to time, including all Employees who are participants in the Existing Plans and (ii) all directors of the Bank. The Administrative Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2	Enrollment Requirements. As a condition to participation, each director of the Bank and Employee selected by the Administrative Committee shall complete, execute, date,

and return to the Bank or the Administrative Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form within the time period specified immediately below. A Participant in an Existing Plan who effects an Existing Plan Transfer shall be a Participant in this Plan, and the applicable Plan Agreement(s) shall apply with respect to such Existing Plan Transfers. In the case of a future director of the Bank the required documents must be executed and delivered within 30 days after he becomes a director. In the case of an Employee selected by the Administrative Committee, the required documents must be executed and delivered within 30 days after he is selected to become a Participant. In addition, the Administrative Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or appropriate.

2.3	Commencement of Participation. Each director of the Bank, each Participant in an Existing Plan and each Employee selected by the Administrative Committee shall commence participation in the Plan on the first day of the month following the month in which he completes all enrollment requirements, except in the case of an Existing Plan Transfer, in which case the Participant shall commence participation on the date of the Existing Plan transfer. If a person eligible for participation in the Plan fails to meet all such requirements within the period required, in accordance with Section 2.2, that person shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Bank or the Administrative Committee of the required documents.

2.4	Termination of Participation and/or Deferrals. If the Administrative Committee determines in good faith that an Employee Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Administrative Committee shall have the right, in its sole discretion, to (i) terminate any deferral election such Employee Participant has made for the remainder of the Plan Year in which such Employee Participant’s membership status changes, to the extent permitted by Section 409Aof the Code, and (ii) prevent such Employee Participant from making future deferral elections, to the extent permitted by Section 409A of the Code.

ARTICLE 3

Deferrals, Existing Plan Transfers and Crediting/Taxes

3.1	Compensation Deferrals.

(a)

For each Service Year, an Employee Participant may elect to defer, as his Annual Deferral Amount, such amount of his Base Annual Salary, Annual Bonus and Other Annual Cash Compensation as is set forth in the Employee Participant’s Election Form with respect to such Service Year; provided however, if an Employee Participant makes an election to defer, the amount of such deferral for such Plan Year must equal or exceed the Minimum Annual Deferral Amount; and

provided further that any deferral of an Annual Bonus or portion thereof that is earned on a fiscal year basis after the expiration of such Plan Year must be evidenced by a separate Election Form executed and delivered by the Participant prior to the commencement of such fiscal year(i.e., in the year preceding such fiscal year ). Each election shall be irrevocable with respect to compensation covered by the election as of the date preceding the first day of the Service Year. Notwithstanding the foregoing, if an Employee Participant first becomes a Participant after the first day of a Service Year, the maximum Annual Deferral Amount shall be limited to the amount of Base Annual Salary and Annual Bonus not yet earned by the Employee Participant and Other Annual Cash Compensation that the Employee Participant is not yet entitled to receive as of the date the Participant submits a Plan Agreement, an Election Form and Beneficiary Designation Form to the Bank or the Administrative Committee for acceptance (all as determined under Section 409A of the Code). The same procedures apply to Director Participants relating to deferral of Director Compensation, including the requirement for a Director Participant’s Annual Deferral Amount to equal or exceed the Minimum Annual Deferral Amount; provided if a Director Participant first becomes a Participant after the first day of a Service Year, the maximum Annual Deferral Amount shall be limited to fees not yet earned. If no election is made by a Participant his Annual Deferral Amount for the Service Year shall be zero. In no event can a Participant’s aggregate Annual Deferral Amounts under this Plan and the Existing Plans exceed such Participant’s Maximum Deferral Amount.

(b)	Notwithstanding the foregoing, no Compensation deferrals shall be permitted, nor Employer Contributions be made hereto, except for Existing Plan Transfers under Section 3.4 that occur in connection with the public offering of Company Stock in connection with the conversion of the Bank from the mutual to stock form of organization, unless the Company and the Bank have complied with all applicable laws (including securities laws) related to Compensation deferrals or Employer Contributions.

3.2	Election to Defer; Effect of Election Form; Suspension.

(a)	First Service Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable election regarding his Annual Deferral Amount for the Service Year in which the Participant commences participation in the Plan, along with such other elections as the Administrative Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Bank or the Administrative Committee (in accordance with Section 2.2 above) and accepted by the Bank or the Administrative Committee.

(b)	Subsequent Service Years. For each succeeding Service Year, the Participant shall make an irrevocable election regarding his Annual Deferral Amount for that

Service Year, and such other elections as the Administrative Committee deems necessary or desirable under the Plan. Such election (other than with respect to an unannounced Annual Bonus) shall be made before the commencement of applicable Service Year, or at such other time as may be required or permitted by Section 409A of the Code, by means of a new Election Form. If no such Election Form is timely delivered for a Service Year or no election is made, the Annual Deferral Amount for that Plan Year shall be zero.

(c)	Fiscal Year Bonus. Notwithstanding anything contained in Sections 3.2(a) and (b) to the contrary, to the extent an Annual Bonus or portion thereof is earned on a fiscal year basis after the expiration of a particular Plan Year, a Participant must sign and deliver a separate Election Form relating to the amount thereof to be deferred prior to the commencement of such fiscal year (i.e., the election must be made at least twelve months prior to the time such bonus is earned, and that fiscal year shall be treated as the Service Year).

3.3	Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount of an Employee Participant shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus and Other Annual Cash Compensation portions of the Annual Deferral Amount shall be withheld at the time the Annual Bonus or Other Annual Cash Compensation, as applicable, is paid to the Employee Participant, whether or not this occurs during the Plan Year itself. For each Plan Year, the Bank will exercise reasonable efforts to withhold the portion of a Director Participant’s Annual Deferral Amount pro rata on a monthly basis.

3.4	Existing Plan Transfers. Existing Plan Transfers may be made in accordance with rules provided by the Administrative Committee.

3.5	Investment of Trust Assets. The assets of the Trust shall be invested solely in Company Stock, except for such amounts of cash as the Trustee determines necessary to ensure the proper operation of the Trust. Dividends on Company Stock attributable to a Participant’s Account Balance shall be promptly reinvested in Company Stock for the benefit of that Participant.

3.6	Vesting. A Participant shall at all times be 100% vested in his Account Balance.

3.7

Crediting/Debiting of Account Balances; Company Stock As Account Measurement. In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrative Committee, in its sole discretion, a Participant’s Account shall be credited or debited on a daily basis based on the performance of the assets in the Trust, as determined by the Committee in its sole discretion, as though (i) a Participant’s Account were invested in Common Stock: (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter was invested in Common Stock; (iii) a Participant’s Existing Plan Transfer was actually contributed as of the date of the Existing Plan Transfer and invested in Common Stock at the closing price on such date, (iv) the Participant’s Employer Contribution was actually contributed as of the last day of the Plan Year and invested in Common Stock at the closing price on such date, and (v) any distribution made to a Participant that decreases such Participant’s Account Balance shall cease being invested in Common Stock at the closing price on such date.

3.8	Employer Contribution. The Employer Contribution on behalf of eligible Director Participants, if any, shall be made in annual installments of $5,000 as early as practicable during January of each applicable year; provided however, if an eligible Director Participant has a Separation from Service prior to the time that the entire Employer Contribution has been made on his behalf, then any uncontributed portion thereof shall be contributed during his last month of service. This Section 3.8 is subject to Section 3.1(b).

3.9	FICA and Other Taxes. For each Plan Year the Bank or its applicable affiliate shall withhold from that portion of an Employee Participant’s Base Annual Salary, Annual Bonus and Other Annual Cash Compensation that is not being deferred, in a manner determined by the Bank, the Participant’s share of FICA and other employment taxes on the Annual Deferral Amount. The Administrative Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.6 if it determines that such action is necessary or appropriate.

3.10	Tax Withholding from Distributions. The Bank, or the Trustee of the Trust, shall withhold from any payments made to a Participant or his Beneficiary under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Bank, or the Trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Bank or the Trustee of the Trust, as applicable.

ARTICLE 4

Special Withdrawal Provisions

4.1	Unforeseeable Financial Emergency. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrative Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency, taking into account taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If, subject to the sole discretion of the Administrative Committee, the petition for a payout is approved, any payout shall be made within 60 days of the date of approval. Following approval of a payout under this Section 4.1, a Participant shall not be permitted to continue or resume participation in the Plan until the first day of the following Plan Year. The payment of any amount under this Section 4.1 shall be subject to the Deduction Limitation.

4.2	Accelerated Distribution of Certain Taxes. The Participant may request the Administrative Committee to make an accelerated payout from the Plan for the payment of certain taxes. The Administrative Committee shall honor such request provided the payout shall not exceed (a) the Federal Income Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) on compensation deferred under the Plan (the “FICA Amount”), plus (b) the income tax at source on wages imposed under Code Section 3401 on the FICA Amount, plus (c) the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. In no event shall the amount distributable under the preceding sentence exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount. The Administrative Committee shall also permit the distribution from the Plan of any other income or withholding taxes attributable to Participant’s benefit under the Plan, to the extent permitted by Section 409A of the Code. The payment of any amount under this Section 4.2 shall be subject to the Deduction Limitation. This Section 4.2 shall not apply to amounts attributable to the Pre-2005 Plan.

4.3	Manner of Payment. All distributions made pursuant to this Article 4 shall be made in the form of Company Stock except for fractional shares, which shall be distributed in cash.

ARTICLE 5

Payment of Benefit

5.1	Payment of Benefit to Participant.

(a)	A Participant shall receive distribution of his Account Balance in a single lump sum payment or under a Monthly Installment Method as irrevocably elected by him in his initial Plan Agreement. Except as provided in Article 4 and Section 6.2, no benefit will be paid under the Plan to a Participant prior to a Separation from Service. A lump sum distribution shall be made, or installment payments under a Monthly Installment Method shall commence within 60 days after the date of the Participant’s Separation from Service, unless the Participant is a Specified Employee, in which case, no payment shall be made until the earlier of his death or six months after his Separation from Service, and except as otherwise permitted herein and under Section 409A of the Code. Should the Participant die prior to the payment of his entire Account Balance, the provisions of Section 5.3 shall apply.

(b)

Notwithstanding Section 5.1(a), with respect to that portion of a Participant’s Account that is attributable to the Pre-2005 Plan, the Participant shall receive distribution of his Account Balance in a single lump sum payment or under a Monthly Installment Method as selected by him in his Plan Agreement. Except as provided in Article 4 and Section 6.2, no benefit will be paid under the Plan to an Employee Participant prior to a Separation from Service, and no benefit will be paid to a Director Participant prior to a Separation from Service unless the Director Participant irrevocably elects under his initial Plan Agreement to receive an in service distribution of his benefit. A lump sum distribution shall be made, or installment payments under a Monthly Installment Method shall commence, no later than 60 days after the date of the Participant’s Separation from Service unless otherwise provided in a Participant’s Plan Agreement. Should the Participant die prior to the payment of his entire Account Balance, the provisions of Section 5.3 shall apply. Notwithstanding the foregoing, any change in the form of payment or timing of payment (other than the Death Benefit) that is made under a Participant’s Plan Agreement within thirteen months of a Participant’s Termination of Service shall be disregarded and the most recent election made by the Participant in his Plan Agreement prior thereto shall be controlling. Furthermore, the second to last sentence in Section 5.1(a) (regarding the 6-month delay in payments to Specified Employees shall not apply to that portion of the Participant’s Accounts that is attributable to the Pre-2005 Plan.)

5.2	Subsequent Election Regarding Time or Form of Benefit - No Prohibited Acceleration.

(a)	In General. This Section 5.2 shall apply to that portion of a Participant’s Account Balance that is subject to Section 409A of the Code. Subsequent changes in the time and form of payment (whether changes are made by Participants, the Company, the Bank, the Administrative Committee or Beneficiaries) may be made pursuant to this Section and Section 409A of the Code. Except as expressly permitted by the Plan and Section 409A of the Code, no Plan Agreement or other action shall accelerate the time or schedule of any payment under the Plan.

(b)	Regarding a subsequent election to change the time or form of payment that is subject to this Section 5.2 (that is, the portion of a Participant’s Account that is subject to Section 409A of the Code and not amounts attributable to the Pre-2005 Plan), the requirements of this Section are met if the following conditions are met:

(1)	Such election may not take effect until at least 12 months after the date on which the election is irrevocably made.

(2)	In the case of an election related to a payment other than a payment on account of Disability, death or Unforeseeable Financial Emergency, the payment must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of installment payments, five years from the date the first amount was scheduled to be paid, i.e., the Monthly Installment Payments are treated as a single payment).

(3)	An election related to a payment at a specified time or pursuant to a fixed schedule be made not less than 12 months before the date the payment is scheduled to be paid (or in the case of installment payments, 12 months before the date the first amount was scheduled to be paid, i.e., the Monthly Installment Payments are treated as a single payment).

Example: A Participant elects to change the form of his payments from Monthly Installment Payments to a lump sum. To be effective, the election must be irrevocably made at least 12 months in advance of his Separation from Service (since that is when payments commence under the Plan), and must defer the lump sum payment until 5 years after the date the Participant’s Separation from Service.

5.3	Death Prior to Completion of Payment of Benefit. If a Participant dies after commencement of the payment of his benefit but before his Account Balance is paid in full, the Participant’s Death Benefit consisting of his remaining Account Balance shall be paid to the Participant’s Beneficiary as set forth in the Participant’s initial Plan Agreement.

5.4	Death Resulting in Separation from Service. If a Participant dies while in service with the Bank or any of its Affiliates his Death Benefit shall be paid to his Beneficiary as set forth in his initial Plan Agreement.

5.5	Manner of Payment. All distributions made pursuant to this Article 5 shall be made in the form of Company Stock except for fractional shares, which shall be distributed in cash.

ARTICLE 6

Disability Waiver and Benefit

6.1	Disability Waiver.

(a)	Waiver of Deferral. An Employee Participant who becomes Disabled shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld including any Minimum Deferral Amount for the Plan Year during which the Employee Participant first suffers a Disability. During the period of Disability, the Employee Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of the Plan.

(b)	Return to Work. If an Employee Participant returns to employment with the Bank or any of its Affiliates after becoming Disabled, the Employee Participant may elect to defer an Annual Deferral Amount for the Plan Year following his return to employment and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Bank or the Administrative Committee for each such election in accordance with Section 3.2 above.

(c)	Section 409A Limitation. The application of this Section 6.1 shall be limited to the extent required to comply with Section 409A of the Code.

6.2	Continued Eligibility; Disability Benefit. An Employee Participant who is Disabled shall, for benefit purposes under the Plan, continue to be considered to be employed and shall be eligible for the benefits provided in Articles 4 and 5 in accordance with the provisions of those Articles. Notwithstanding the above, if the Employee Participant experiences an actual Separation from Service while Disabled, or, in the sole discretion of the Administrative Committee, experiences a deemed Separation from Service while Disabled, then in either case the Employee Participant shall receive a Disability Benefit equal to his Account Balance. Unless otherwise provided in his initial Plan Agreement, the Employee Participant shall receive distribution of his Disability Benefit under the Monthly Installment Method over a period of sixty (60) months commencing within 60 days after his actual or deemed Separation from Service. Any payment made following a deemed Separation from Service shall be subject to the Deduction Limitation. If such Employee Participant dies prior to receiving the full amount of his Disability Benefit, then his Beneficiary shall receive the balance of his Account Balance as a Death Benefit as set forth in the Participant’s Plan Agreement.

6.3	Manner of Payment. All distributions made pursuant to this Article 6 shall be made in the form of Company Stock except for fractional shares, which shall be distributed in cash.

ARTICLE 7

Beneficiary Designation

7.1	Beneficiary. Each Participant shall have the right, at any time, to designate his Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary(ies) designated under the Plan may be the same as or different from the Beneficiary(ies) designated under any other plan of the Bank in which the Participant participates. If a Participant’s Primary Beneficiary(ies) shall die prior to disbursement of the Participant’s entire Account Balance, the remaining Account Balance shall be distributed to the Participant’s contingent or Secondary Beneficiary(ies) in the same manner distribution was being made to his Primary Beneficiary(ies) or as otherwise provided in the Participant’s Plan Agreement.

7.2	Beneficiary Designation: Change. A Participant shall designate his Beneficiary(ies) by completing and signing the Beneficiary Designation Form and returning it to the Bank or the Administrative Committee. A Participant shall have the right to change his Beneficiary(ies) by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrative Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank or the Administrative Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrative Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Bank or the Administrative Committee prior to his death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Bank or the Administrative Committee.

7.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the Participant’s estate.

7.5	Doubt as to Beneficiary. If the Administrative Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Administrative Committee shall have the right, exercisable in its discretion, to cause the Bank to withhold such payments until this matter is resolved to the Administrative Committee’s satisfaction.

7.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Bank, the Administrative Committee, and the Trustee under the Trust from all further obligations under the Plan and the Trust with respect to the Participant.

ARTICLE 8

Leave of Absence

8.1	Paid Leave of Absence. If an Employee Participant is authorized by the Bank or any of its Affiliates for any reason to take a paid leave of absence from the employment of the Bank or any of its Affiliates, the Employee Participant shall continue to be considered employed by the Bank or its applicable Affiliates and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2.

8.2	Unpaid Leave of Absence. If an Employee Participant is authorized by the Bank or any of its Affiliates for any reason to take an unpaid leave of absence from the employment of the Bank or any of its Affiliates, the Employee Participant shall continue to be considered employed by the Bank or its applicable Affiliate and the Employee Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Employee Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election made for that Plan Year.

8.3	Application of Section 409A of the Code. The provisions of this Article 8 shall be limited or precluded to the extent necessary to comply with Section 409A of the Code.

ARTICLE 9

Termination, Amendment or Modification

9.1	Termination. Although the Bank anticipates that it will continue as a sponsor of the

Plan for an indefinite period of time, there is no guarantee that the Bank will continue as a sponsor of the Plan or will not terminate its sponsorship of the Plan at any time in the future. Accordingly, the Bank reserves the right to discontinue its sponsorship of the Plan at any time by action of the Board. Upon the termination of the sponsorship of the Plan by the Bank, no further deferrals shall be permitted under the Plan, but the remaining provisions of the Plan shall remain in full force and effect until all distribution of benefits are made in accordance with the Plan and Plan Agreements. Following termination of the sponsorship of the Plan by the Bank, new Beneficiary Designation Forms shall continue to be accepted and/or acknowledged by the Bank or the Administrative Committee.

With respect to that portion of a Participant’s Account that is attributable to the Pre-2005 Plan, notwithstanding anything contained in the Plan or any Plan Agreement to the contrary, the Administrative Committee shall have the right at any time, in its sole discretion, to cause the Accounts of all Participants or their Beneficiaries attributable to the Pre-2005 Plan to be paid in a single lump sum payment on a specific date within 60 days after the Administrative Committee’s determination. Upon the making of such lump sum payments, the Plan and all Plan Agreements shall cease, terminate and have no further force or effect, and the Bank, the Administrative Committee, and the trustee under the Trust shall have no further obligations under the Plan, the Plan Agreements or the Trust.

With respect to that portion of the Participants’ Accounts that are subject to Section 409A of the Code, the Plan may not be terminated and liquidated unless such termination is permitted under Section 409A of the Code. Accordingly, with respect to voluntary Plan terminations, the following conditions must be satisfied:

(a)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Company and the Bank.

(b)	All agreements, methods, programs, and other arrangements sponsored by the Company, the Bank, and any Affiliates that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangement under Treasury Regulation Section 1.409A-1(c) if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(c)	No payments are made other than payments that would be payable under the terms of the plans if the termination and liquidation had not occurred are made within 12 months of the termination and liquidation of the plans;

(d)	All payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the plan; and

(e)	The Company, the Bank and all Affiliates do not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation

Section 1.409A-1(c) if the same entity participated in both plans, at any time within three years following the date the entity takes all necessary action to irrevocably terminate and liquidate the plan.

9.2	Amendment. The Bank may, at any time, amend or modify the Plan in whole or in part by the action of the Board; provided, however, that no amendment or modification shall (a) alter the obligation of the Bank to establish the Trust and to transfer all Account Balances of Participants and their Beneficiaries to the Trust within 30 days after a Change in Control, (b) change the method or timing of payment of benefits under a Participant’s initial Plan Agreement or (c) change the earnings component set forth in Section 3.5. No amendment shall be made that would either violate Section 409A of the Code, nor cause Section 409A of the Code to apply to that portion of the Plan that is transferred from the Pre-2005 Plan.

9.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5 or 6 of the Plan shall completely discharge all obligations of the Bank to a Participant and his designated Beneficiaries under the Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 10

Administration

10.1	Administrative Committee Duties. The Plan shall be administered by an Administrative Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Administrative Committee may be Participants under the Plan. The Administrative Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan. Any individual on the Administrative Committee who is a Participant shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Administrative Committee shall be entitled to rely on information furnished by a Participant or the Bank.

10.2	Agents. In the administration of the Plan, the Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Bank.

10.3	Binding Effect of Decisions. The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4	Indemnity of Administrative Committee. The Bank shall indemnify and hold harmless the members of the Administrative Committee, and any person to whom the duties of the Administrative Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Administrative Committee or any of its members or any such delegate.

10.5	Information. To enable the Administrative Committee to perform its functions, the Bank shall supply full and timely information to the Administrative Committee as the Administrative Committee may reasonably request.

ARTICLE 11

Other Benefits and Agreements

The benefits provided for a Participant or a Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program sponsored by the Bank. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided therein.

ARTICLE 12

Claims Procedures

12.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrative Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

12.2	Notification of Decision. The Administrative Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Administrative Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 12.3 below.

12.3	Review of a Denied Claim. With 60 days after receiving a notice from the Administrative Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrative Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Administrative Committee, in its sole discretion, may grant.

12.4	Decision on Review. The Administrative Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrative Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Administrative Committee deems relevant.

12.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

ARTICLE 13

Trust

13.1	Establishment of the Trust. Prior to a Change in Control the Bank shall, at the direction of the Administrative Committee, establish the Trust upon such terms as the Administrative Committee deems appropriate, which shall be applied on a uniform and non-discriminatory basis to all Participants. Immediately prior to or within 30 days after a Change in Control the Bank or its successor in interest shall transfer all Account Balances to the Trust upon such terms as the Administrative Committee deems appropriate, which shall be applied on a uniform and non-discriminatory basis to all Participants. Except for amendments to the Trust to comply with applicable laws, no amendments to the Trust shall be made after a Change in Control. The Trust shall be established and operated in a manner that complies with respect to Section 409A of the Code.

13.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Bank, Participants and the creditors of the Bank to the assets transferred to the Trust. The Bank shall at all times remain liable to carry out its obligations under the Plan.

13.3	Investment of Trust Assets. The Trustee of the Trust shall follow the investment provisions of Section 3.5.

13.4	Distributions From the Trust. The Bank’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust and any such distribution shall reduce the Bank’s corresponding obligations under the Plan.

ARTICLE 14

Miscellaneous

14.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for (directors of the Bank and) a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent, and to comply with Section 409A of the Code, to the extent required thereby.

14.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Bank. For purposes of the payment of benefits under the Plan, any and all of the Bank’s assets shall be, and remain the general, unpledged and unrestricted assets of such entity. The Bank’s obligation under the Plan shall be merely of an unfunded and unsecured promise to pay money in the future.

14.3	Liability. The Bank’s liability for the payment of benefits shall be defined only by the Plan including a Participant’s Plan Agreement. The Bank shall have no obligation to a Participant under the Plan except as expressly provided in the Plan including such Participant’s Plan Agreement.

14.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance allowed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

14.5	Not a Contract of Service. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment or service between the Bank and any of its Affiliates, on the one hand, and a Participant, on the other hand. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or any of its Affiliates or to interfere with the right of the Bank or any of its Affiliates to discipline or discharge the Participant at any time.

14.6	Furnishing Information. A Participant or his Beneficiary will cooperate with the Administrative Committee by furnishing any and all information requested by the Administrative Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

14.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.8	Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.9	Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of North Carolina without regard to its conflicts of laws and principles.

14.10	Notice. Any notice or filing required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below.

Chief Administration Officer

HomeTrust Bank

10 Woodfin Street

Asheville, NC 28801

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.11	Successors. The provisions of the Plan shall bind and inure to the benefit of the Bank and its successors and assigns and the Participants and their Beneficiaries.

14.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including, but not limited to, such spouse’s will, nor shall such interest pass under the laws of intestate succession.

14.13	Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be constructed and enforced as if such illegal or invalid provision had never been inserted herein.

14.14	Incompetent. If the Administrative Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrative Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrative Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

14.15	Court Order. The Administrative Committee is authorized to make any payments directed by court order in any action in which the Bank, the Plan or the Administrative Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrative Committee, in its sole discretion shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse. The provisions of this Section 14.15 shall only apply to the extent permitted by Section 409A of the Code.

14.16

Legal Fees To Enforce Rights After Change in Control. The Bank is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or stockholder(s) of the Bank, or of any successor corporation, might then cause or attempt to cause the Bank or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Bank to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Bank or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or, if the Bank or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Bank (or its successor in interest) irrevocably authorizes such Participant to retain counsel of his choice at the expense of the Bank (or its successor in interest) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank (or its successor in interest) or any director, officer, stockholder or other person affiliated with the Bank or any successor thereto in any jurisdiction.

The Bank has signed the Plan as of this      day of                     , 2012, intending the provisions hereof to be effective as of              1, 2012.

HOMETRUST BANCSHARES, INC.

By:
Name:
Title:

HOMETRUST BANK, a federal savings bank

By:
Name:
Title: